UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARCTIC CAT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARCTIC CAT INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 6, 2015

Notice is hereby given that the Annual Meeting of Shareholders of Arctic Cat Inc. will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Thursday, August 6, 2015, at 4:00 p.m., Central Time, for the following purposes:

1.	To elect two directors to serve a three-year term and until his or her successor is elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 9, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name” (i.e., through a broker), you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

CHRISTOPHER T. METZ, President, Chief Executive Officer and Director

Plymouth, Minnesota

June 24, 2015

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 6, 2015:

This Proxy Statement and Notice of Annual Meeting, and our Annual Report for the fiscal year ended March 31, 2015 are available at: www.proxypush.com/acat

ARCTIC CAT INC.

505 Highway 169 North, Suite 1000

Plymouth, MN 55441

PROXY STATEMENT

Annual Meeting of Shareholders

August 6, 2015

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Arctic Cat Inc., a Minnesota corporation (the “Company,” “we,” “us” or “our”), to be voted at our 2015 Annual Meeting of Shareholders that will be held at our main manufacturing facility located at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Thursday, August 6, 2015, at 4:00 p.m., Central Time, or any adjournment or adjournments thereof (the “Annual Meeting”). If you need directions to the Annual Meeting, please call (763) 354-1800. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about June 24, 2015.

Our Annual Report for the fiscal year ended March 31, 2015 (“fiscal 2015”), including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders. This includes (1) the election of two directors to serve a three-year term and until his or her successor is elected and qualified, (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, and (3) the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. In addition, management will report on our performance and respond to questions from shareholders.

Who is Entitled to Vote?

Only shareholders of record of our outstanding common stock (the “Common Stock”) at the close of business on the record date, June 9, 2015 (the “record date”), are entitled to receive notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon and there is no cumulative voting.

Who May Attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum is required for business to be conducted at the Annual Meeting. As of the record date, 12,952,617 shares of our Common Stock were outstanding. If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone as described on the proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker non-votes will be treated as shares present for purposes of determining the existence of a quorum.

How Do I Vote?

Sign and date each proxy card you receive and return it in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted in accordance with the Board’s recommendations: FOR the two nominees for director in Proposal 1, FOR Proposal 2 ratifying the selection of Grant Thornton LLP, and at the discretion of the Proxy Agents (as hereafter defined) as to any other matters that may properly come before the Annual Meeting.

If you wish to vote by Internet or telephone, you must do so before 12:00 p.m. Central Time on Wednesday, August 5, 2015. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

Can I Change My Vote After I Return My Proxy Card or Vote Electronically?

Yes. Even after you have submitted your proxy card or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change it by:

1)	Returning a later-dated proxy (by mail, Internet or telephone);

2)	Delivering a written notice of revocation to our Secretary at our principal executive office at 505 Highway 169 North, Suite 1000, Plymouth, MN 55441; or

3)	Attending the Annual Meeting and voting in person at the Annual Meeting (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

What are the Board’s Recommendations?

The Board’s recommendation is set forth after the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the two nominated directors to serve a three-year term and until his or her successor is elected and qualified (see Proposal 1); and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year (see Proposal 2).

With respect to any other matter that properly comes before the Annual Meeting, Christopher T. Metz and D. Christian Koch (the “Proxy Agents”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote in accordance with the recommendations of the Board.

What Vote is Required to Approve Each Proposal?

For Proposal 1, the election of directors, in an uncontested election such as this, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order to elect such director nominee. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. As such, proxies marked “abstain” with respect to a nominee will have no impact on the election of such nominee. See “Proposal 1—Election of Directors” in this Proxy Statement.

For Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. For this proposal, “abstentions” will be counted as shares “present and entitled to vote” and will have the effect of a vote “against” this proposal. See “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval.

Under the New York Stock Exchange, or NYSE, rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. The NYSE rules apply to us notwithstanding the fact that shares of our Common Stock are traded on The NASDAQ Stock Market. Proposal 1—Election of Directors is not a “routine” matter. Accordingly, if you do not direct your broker how to vote, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a “broker non-vote,” and although your shares will be considered to be represented by proxy at the Annual Meeting, as previously discussed above under “What constitutes a quorum?,” they are not considered to be shares “present and entitled to vote” at the Annual Meeting and will have no impact on the outcome of the proposal. Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm is a “routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “For” or “Against” the proposal in the absence of your instruction.

Who Will Count the Vote?

An Inspector of Elections will be appointed for the Annual Meeting and will work with a representative of Wells Fargo Shareowner Services, our independent stock transfer agent, to count the votes.

What Does it Mean if I Receive More Than One Proxy Card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

How Will Discretionary Voting on Any Other Business or Adjournment of the Annual Meeting be Conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy gives authority to the Proxy Agents to vote on such matters at their discretion, including whether to adjourn the Annual Meeting.

Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How are Proxies Solicited?

In addition to use of the mail, proxies may be solicited by our officers, directors, and other regular employees by telephone, through electronic transmission, facsimile transmission or personal solicitation, and no additional compensation will be paid to such individuals. We will request any banks, brokerage houses, other custodians, nominees and certain fiduciaries to forward proxy materials and annual reports to the beneficial owners of our Common Stock.

Who Pays for the Cost of this Proxy Solicitation?

We will bear the entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting. We will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Procedures at the 2015 Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Bylaws will be considered, and no such nominations or other proposals were received. Under our Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the Annual Meeting or a proposal for any other business to be brought before the Annual Meeting must have been received by our Secretary not earlier than 120 days nor later than 90 days prior to the meeting date corresponding with the previous year’s annual meeting of shareholders, which for purposes of this Annual Meeting was no earlier than April 9, 2015 nor later than May 9, 2015. Additionally, such notice for any nomination or proposal must have contained the specific information required by our Bylaws, including, among other things, the name and address of the shareholder making the nomination; a representation that the shareholder will appear at the Annual Meeting; the name, age, business and residence, and occupation of the nominee; any arrangements or understandings between the shareholder and nominee relating to the nomination; and the consent of the nominee to serve if elected. This summary information regarding our Bylaws is qualified in its entirety by reference to the full text of the Bylaws, which can be found on our website at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information as to the beneficial ownership of our Common Stock (the only class of capital stock outstanding) at the record date (unless otherwise indicated) by (i) the only shareholders known to us to hold 5% or more of such stock, (ii) each director nominee, and each of our directors and named executive officers and (iii) all directors and executive officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	1,469,427	(1)	11.3%

BlackRock Inc. 55 East 52nd Street New York, NY 10022	1,174,254	(2)	9.1%

Christopher T. Metz	—	(3)	*
Christopher J. Eperjesy	—	(3)	*
Claude J. Jordan	346		*
Timothy C. Delmore	54,674		*
Bradley D. Darling	48,985	(3)	*
Paul A. Fisher	30,805	(3)	*
Tracy J. Crocker	10,112	(3)	*
Christopher A. Twomey	98,073	(3)	*
Susan E. Lester	40,602	(3)	*
Kim A. Brink	—	(3)	*
Joseph F. Puishys	10,583	(3)	*
Kenneth J. Roering	50,672	(3)	*
D. Christian Koch	13,125	(3)	*
Tony J. Christianson	21,555	(3)	*
All Directors and Executive Officers as a Group (15 persons)	351,934	(3)	2.7%

*	Less than 1%.
(1)	Based on information included in a Schedule 13G/A filed with the SEC on February 12, 2015. Wellington Management Group LLP has shared voting power over 1,292,221 shares and shared dispositive power over all of the shares it holds. Effective January 1, 2015, Wellington Management Company, LLP, a registered investment advisor, changed its name to Wellington Management Group LLP (“Wellington Management Group”) and transferred its United Stated advisory business to Wellington Management Company LLP, a Delaware limited liability partnership. On that date, Wellington Management Company LLP registered as an investment adviser with the SEC by succeeding to Wellington Management Group’s SEC registration (No. 801-15908).
(2)	Based on information included in a Schedule 13G/A filed with the SEC on January 15, 2015. BlackRock Inc. has sole voting power over 1,138,216 shares and sole dispositive power over all of the shares it holds.
(3)

Includes the following number of shares vesting or exercisable by the indicated individuals and group within 60 days from the record date pursuant to the vesting of restricted stock units or the exercise of outstanding stock options: Mr. Metz, 0 shares; Mr. Eperjsey, 0 shares; Mr. Jordan, 0 shares; Mr. Delmore, 0 shares; Mr. Darling, 47,358 shares; Mr. Fisher, 21,443 shares; Mr. Crocker, 6,400 shares; Mr. Twomey, 55,608 shares; Ms. Lester, 33,244 shares; Ms. Brink, 0 shares; Mr. Puishys, 3,283 shares; Dr. Roering, 46,276 shares; Mr. Koch, 8,188 shares; Mr. Christianson, 6,159 shares; and all directors and executive officers as a group, 243,759 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16 of the Exchange Act of 1934. Based solely on a review of copies of those reports, or written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended March 31, 2015.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Articles of Incorporation, the Board is divided into three classes of directors, with each director serving a three-year term. Generally, each year only one class of directors is subject to a shareholder vote.

This year, upon the recommendation of the Governance Committee, which is comprised of independent directors, the Board has nominated two directors: Joseph F. Puishys, who is an incumbent director and whose term expires this year, and Kim A. Brink, who has not previously served as a director of the Company. If elected, Mr. Puishys’s and Ms. Brink’s terms will expire in 2018 and when his or her successor is duly elected. It is intended that proxies will be voted for each nominee. We believe that each nominee will be able to serve, but should he or she be unable to serve as a director prior to the Annual Meeting, we will set the number of directors for the Company within the authorized range of three to nine directors at a lower number or leave the director seat open for future action by the Board. On April 27, 2015, Mr. Twomey notified the Governance Committee that he plans to retire from the Board after his term as a director expires this year and therefore he is not standing for reelection at the Annual Meeting.

The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to us by the nominees and the directors. Unless otherwise indicated, the nominees and the directors have held their respective identified positions for more than the past five years. The Governance Committee has determined that each of Mr. Puishys and Ms. Brink qualify as an “independent director” as defined by the NASDAQ listing rules.

	Name, Age and Principal Occupation	Director Since

Nominated for a term expiring in 2018:

	Kim A. Brink, 48, Chief Operating Officer of Team Detroit beginning July 2015; Senior Vice President of NASCAR, Inc. from 2011 to July 2015; Executive Director Advertising and Promotion of Cadillac from 2010 to 2011; Executive Director Advertising and Promotion of Chevrolet from 2003 to 2010. Ms. Brink’s experience in global marketing and brand management, including extensive knowledge about brand expansion and sales growth, will provide the Board with operating leadership and an innovative marketing and sales perspective.	N/A

	Joseph F. Puishys, 57, Chief Executive Officer, President and director of Apogee Enterprises, Inc., a value-added glass products and services company, since August 2011. Prior to joining Apogee Enterprises, Mr. Puishys served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992. Mr. Puishys brings to the Board extensive knowledge and operational experience derived from his years in various manufacturing company roles.	2012

Other directors whose term of office will continue after the Annual Meeting and whose term expires in 2016:

	Susan E. Lester, 58, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; director of PacWest Bancorp; within the past five years a director of Lender Processing Services, Inc. Ms. Lester brings to the Board financial expertise, extensive knowledge of accounting issues and senior leadership. These skills provide a strong foundation for Ms. Lester’s service to the Board in her position as Chair of our Audit Committee and qualify her as an “audit committee financial expert” as defined in rules and regulations promulgated by the SEC.	2004

	Name, Age and Principal Occupation	Director Since

	Christopher T. Metz, 50, became our President and Chief Executive Officer effective December 3, 2014. He previously served as a Managing Director of Sun Capital Partners, Inc. from 2005 to 2014. Prior to joining Sun Capital, Mr. Metz was President at Black & Decker, leading its Hardware and Home Improvement Group from 1999 to 2005. During his 13 years at Black & Decker, Mr. Metz held various other senior leadership positions, including President of Kwikset Corporation, President of Price Pfister faucets, President of Baldwin Hardware, and General Manager of European Professional Power Tools and Accessories, based in Frankfurt, Germany. Mr. Metz previously served on the board of directors of Vince Holding Corp. from 2008 to 2014. Mr. Metz brings to the Board extensive global operating and leadership experience in the consumer and durable goods industries.	2014

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2017:

	Tony J. Christianson, 63, Founder and Chairman of Cherry Tree Companies (investment management and investment banking firm) since October 1980; Director of AmeriPride Services Inc., Titan Machinery Inc. and Adam Smith Advisors; within the past five years a director of Znomics, Inc. (now Williston Hldg. Co.), The Dolan Company and Peoples Educational Holdings. Mr. Christianson’s extensive knowledge of capital management and financial and accounting issues, as well as his deep knowledge of and experience with a variety of businesses, many of which face similar issues as the Company, adds valuable perspective to the Board.	2009

	D. Christian Koch, 50, President and Chief Operating Officer of Carlisle Companies Incorporated since May 8, 2014; Group President, Carlisle Diversified Products, from March 2012 to May 7, 2014; President of Carlisle Brake & Friction, Inc., a wholly-owned subsidiary of Carlisle Companies Incorporated, from January 2009 to March 2012; President of Asia Pacific, Carlisle Companies Incorporated from February 2008 to December 2009; Vice President and General Manager, Asia Pacific, for Graco Inc. (manufacturer of fluid handling systems) from June 2003 to January 2008. Mr. Koch’s operations and senior leadership experience with large companies, as well as his global sales experience, mergers and acquisition experience and experience in managing companies involved with the powersports and motorsports markets provide the Board with senior operating leadership perspective and a global sales and marketing perspective.	2009

Name, Age and Principal Occupation	Director Since

Kenneth J. Roering, 73, Currently a Professor Emeritus of Marketing at the Carlson School of Management at the University of Minnesota; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 22 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; and has directed and participated in management development programs throughout the world. With his extensive academic work and broad experience as a consultant for many respected companies, Mr. Roering brings to the Board extensive marketing and brand management expertise and experience and significant corporate governance leadership.	1996

Vote Required. In an uncontested election such as this, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order to elect such director nominee. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. As such, proxies marked “abstain” with respect to a nominee will have no impact on the election of such nominee.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Governance Policies and Practices. The Board of Directors operates under a set of Corporate Governance Guidelines designed to ensure efficient, transparent and effective governance. Amongst other things, these guidelines address Board size and composition; director selection and independence; director stock ownership guidelines and compensation; Committees; Chairman and CEO role; Lead Director position and responsibility; and CEO annual evaluation.

Additional information about these guidelines may be found on our website at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link). Our Corporate Governance Guidelines are reviewed annually by the Governance Committee and changes are recommended to the full Board when appropriate.

Board Leadership Structure. The Board as a whole determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company and its shareholders. Currently, the Chairman of the Board is Christopher A. Twomey, who served as the Company’s Chief Executive Officer from January 1986 to December 2010 and the Company’s President and Chief Executive Officer from June 2014 to December 2014. At this time, the Board believes this leadership structure is appropriate for the Company given Mr. Twomey’s extensive history with and knowledge of the Company and the recreational vehicle industry. A successor Chairman will be chosen by the Board in connection with Mr. Twomey’s retirement from the Board at this year’s Annual Meeting. In addition, D. Christian Koch serves as the Board’s Lead Director. The Board believes it is appropriate to have a Lead Director to serve as a link between executive management and the independent directors when the Chairman is not “independent”. The Chairman, or the Lead Director if the Chairman is not “independent”, presides over an executive session of the independent directors following each Board meeting and discusses director concerns, if any, with the CEO. The Chairman, or the Lead Director if the Chairman is not “independent”, facilitates the annual performance review of the CEO, works with the CEO and the chair of the Governance Committee to determine a recommendation to the full Board of the committee assignments, communicates with the Company’s major shareholders upon request of the Board or such major shareholders, and also provides direction on agendas, schedules and materials for Board meetings.

The Board’s Role in Risk Oversight. The Governance Committee is responsible for overseeing our risk management structure on behalf of the full Board. The Governance Committee and the full Board assess the primary risks facing the Company, the Company’s risk management strategy and management’s plan for addressing these risks. The Compensation and Human Resources Committee oversees the risks associated with the Company’s compensation structure, including assessing the Company’s compensation policies and practices for its employees.

Director Attendance; Executive Sessions. During fiscal 2015, the Board met eight times. Each director attended more than 75% of the aggregate total meetings of the Board and any committee on which such director served. At each regular Board meeting, our non-employee directors met in executive session without management present and these sessions were presided over by our Chairman or Lead Director.

Our policy is that all directors should attend all meetings of the shareholders, the board and any committee on which they serve. All directors attended the 2014 annual meeting of shareholders.

Board Committees. The Board has established a Compensation and Human Resources Committee, an Audit Committee and a Governance Committee. The composition of each committee is as follows:

	Compensation & Human Resources	Audit	Governance
Susan E. Lester		Chair	✓
Joseph F. Puishys	✓	✓
Kenneth J. Roering	✓		Chair
Tony J. Christianson		✓	✓
D. Christian Koch	Chair	✓

Compensation and Human Resources Committee. The Compensation and Human Resources Committee (the “Compensation Committee”), which currently consists of Messrs. Koch (Chair), Puishys and Roering, met five times during fiscal 2015. All members are independent directors as defined under the rules of The NASDAQ Stock Market. No members of the Compensation and Human Resources Committee were officers or employees of the Company or any of its subsidiaries during the year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure. The Compensation Committee: (i) assists in defining our executive compensation philosophy and administering our compensation plans; (ii) reviews management’s recommendations with respect to the salaries and bonuses paid and stock option grants awarded to all executives;

(iii) reviews our retirement plans and employee benefits; (iv) oversees and evaluates compensation-related risks; and (v) reviews and recommends to the Board approval of the “Compensation Discussion and Analysis” that appears in our annual proxy statement. The Compensation Committee, following receipt of a recommendation by the Chief Executive Officer, determines compensation of all executive officers except the Chief Executive Officer, which is determined by the independent directors of the full Board following receipt of a recommendation by the Compensation Committee. In the performance of its duties, the Compensation Committee may select independent compensation consultants (such independence to be determined by considering all relevant facts and circumstances including the six factors enumerated by the SEC in Exchange Act Rule 10C-1) to advise the Compensation Committee when appropriate. In addition, the Compensation Committee may delegate authority to subcommittees where appropriate. The Compensation Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Audit Committee. The Audit Committee, which currently consists of Ms. Lester (Chair) and Messrs. Christianson, Koch and Puishys, met seven times during fiscal 2015. All members of our Audit Committee are independent directors as defined under the rules of The NASDAQ Stock Market. The Board has determined that Susan E. Lester is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the SEC. Other members of the Audit Committee may be considered financial experts based on past experience and positions held, but the Board has not designated them as such. The Audit Committee: (i) has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm; (ii) meets with our independent registered public accounting firm and representatives of management to review our internal and external financial reporting, including periodically without management present; (iii) reviews the scope of the independent registered public accounting firm’s examination and audit procedures to be utilized; (iv) considers comments by the registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments; and (v) pre-approves any audit and non-audit services to be provided by our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board, which is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Governance Committee. The Governance Committee, which currently consists of Messrs. Roering (Chair) and Christianson and Ms. Lester, met four times during fiscal 2015. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include: (i) reviewing and recommending to the Board corporate governance policies and procedures; (ii) reviewing our Arctic Cat Code of Conduct and compliance therewith; (iii) identifying director candidates, including recommendation to the full Board of the slate of nominees; (iv) recommending to the Board the composition of the committees; (v) educating our directors; (vi) evaluating the Board; (vii) determining compensation policies, practices and levels of compensation for the Board; and (viii) reviewing the role of the Board in its oversight of the Company’s risk management. The independent directors of the full Board vote to approve the slate of director nominees identified by the Governance Committee. The Governance Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Identifying New Director Nominees. In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. An executive search firm has been used in the past to identify director candidates and was used this year to identify Ms. Brink as a director candidate. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to our Secretary at least 90 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named in this Proxy Statement. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee considers a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. Additionally, while the Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board that is diverse in terms of its background, skills, perspectives and experiences, and gives due consideration to contributions to diversity on the Board when evaluating the qualifications of any potential director candidate. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareholder intending to independently nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. These are described below under “Other Matters—Shareholder Proposals.” Shareholders wishing to recommend for nomination or to nominate a director should contact our Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board. Our Board provides a process for shareholders to send communications to the Board. The manner in which shareholders can send communications to the Board is set forth under “Corporate Governance Guidelines” on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Director Independence. There are no family relationships between our director nominee, directors or executive officers. In addition, Messrs. Christianson, Koch, Puishys and Roering and Ms. Lester, all non-employee directors on the Board, are “independent” directors as defined under the rules of The NASDAQ Stock Market. Ms. Brink will be a non-employee director of the Board, if elected, and will also be “independent” as defined under the rules of The NASDAQ Stock Market. Messrs. Twomey and Metz are not independent directors due to their former and current positions, respectively, as President and CEO of the Company.

Code of Conduct. Our Board has adopted a code of ethics known as the “Arctic Cat Code of Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, as well as our other officers, directors, employees, consultants, agents and representatives. We believe that the Arctic Cat Code of Conduct not only documents our good business practices, but sets forth guidelines for ensuring that all of our personnel act with the highest standards of integrity. The Arctic Cat Code of Conduct is available on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Arctic Cat Code of Conduct by posting such information on our website at the website location specified above.

Director Compensation. The Governance Committee has the responsibility of, from time to time, reviewing director compensation and recommending changes, if any, to the full Board for approval. As a part of its review, the Governance Committee receives information and analysis from Towers Watson, an independent compensation consultant, regarding director compensation practices and amounts for other publicly traded companies similar in revenue size. Compensation of non-employee directors is designed to attract and retain highly qualified individuals that can best represent the interests of our shareholders. To further align the interests of directors and shareholders, a large portion of director compensation is comprised of grants of stock options and restricted stock units. Management directors do not receive any compensation for their service as directors.

During fiscal 2015, our non-employee directors received compensation consisting of a mix of cash and equity:

•	An annual retainer fee of $50,000 which represents an annual retainer and compensation for attendance at board meetings;

•

Annual committee member retainers ($7,000 for the Audit Committee; $5,000 for the Compensation and Human Resources Committee and the Governance Committee), in recognition of additional services and meetings attended in connection with such committee participation;

•

An option to purchase 2,104 shares of our Common Stock at an option price equal to the fair market value of our Common Stock on the date of grant ($47.52), and 946 restricted stock units with a grant date value of $44,954. All were granted on April 1, 2014 pursuant to the 2013 Omnibus Stock and Incentive Plan. The options have terms expiring ten years following the date of grant, are subject to forfeiture in full if the director ceases to be a director within one year of the grant date and are subject to a three-year vesting requirement. The restricted stock units have a three-year vesting requirement.

•

Annual leadership fees ($22,500 to the Lead Director, $10,000 to the Chair of the Audit Committee, and $7,000 to the Chairs of the Compensation and Human Resources Committee and the Governance Committee), in recognition of additional services and time commitments.

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An annual fee of $50,000 to Mr. Twomey as non-executive Chairman, prorated from January 1, 2015 through the date when Mr. Towmey’s ceases to serve as the Chairman of the Board of Directors, in recognition of additional services and time commitments.

Directors are also eligible for reimbursement of out-of-pocket expenses incurred on our behalf and in connection with their service as a director.

Stock Ownership Guidelines. To further align the interests of our directors with those of our shareholders, the Board established stock ownership guidelines for non-employee directors in March 2011. Within five years of the establishment of the ownership guidelines or, for new directors, within five years of joining the Board after the establishment of the ownership guidelines, each non-employee director is expected to own a dollar value of our Common Stock equal to at least four times the director’s then-current annual cash retainer. For our director stock ownership guidelines, shares subject to unexercised options, whether vested or unvested and whether in-the-money or out-of-the-money, do not qualify for credit under the guidelines. As of the record date, all directors either owned, or were on track to own within the permitted time after joining the Board, the requisite amount of stock.

In addition, non-employee directors are provided annual use of two products from our three product lines (i.e., ATV, ROV and snowmobile) and a trailer. These products are for personal use and are returned to us each year except in the year of a director’s retirement, in which case the director is permitted to keep the vehicles (provided such director has served at least three full terms). We sell the returned products to dealers and employees for an amount greater than our cost. We provide these products to our non-employee directors because we believe it is important for our directors to be familiar with our products.

The following table summarizes the compensation paid to non-employee directors during fiscal 2015 (Mr. Askren resigned from the Board on October 9, 2014; and Mr. Twomey served as a non-employee director until May 30, 2014 and again beginning on December 3, 2014):

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Unit (RSU) Awards ($)(2)	All Other Compensation ($)	Total ($)
Stanley A. Askren(3)	45,000	42,885	44,954	—	132,839
Tony J. Christianson	52,125	42,885	44,954	—	139,964
D. Christian Koch	107,500	42,885	44,954	—	195,339
Susan E. Lester	72,000	42,885	44,954	—	159,839
Joseph F. Puishys	62,000	42,885	44,954	—	149,839
Kenneth J. Roering	62,188	42,885	44,954	—	150,027
Christopher A. Twomey	41,667	42,885	44,954	—	129,506

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2013 Omnibus Stock and Incentive Plan during fiscal 2015. For additional information, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. At fiscal year-end, Mr. Askren held options to purchase 0 shares of Common Stock; Mr. Christianson held options to purchase 8,337 shares of Common Stock; Mr. Koch held options to purchase 10,366 shares of Common Stock; Ms. Lester held options to purchase 35,422 shares of Common Stock; Mr. Puishys held options to purchase 5,461 shares of Common Stock; Dr. Roering held options to purchase 48,454 shares of Common Stock; and Mr. Twomey held options to purchase 57,786 shares of Common Stock.
(2)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2013 Omnibus Stock and Incentive Plan during fiscal 2015. For additional information, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. At fiscal year-end, Mr. Askren held 0 restricted stock units; Mr. Christianson held 1,911 restricted stock units; Mr. Koch held 1,911 restricted stock units; Ms. Lester held 1,911 restricted stock units; Mr. Puishys held 1,933 restricted stock units; Dr. Roering held 1,644 restricted stock units; and Mr. Twomey held 1,911 restricted stock units.
(3)	In connection with his resignation from the Board on October 9, 2014, Mr. Askren forfeited the options and restricted stock units granted to him as director compensation in fiscal 2015.

The following table provides supplementary information regarding non-employee director option awards during fiscal 2015 (Mr. Askren resigned from the Board on October 9, 2014; and Mr. Twomey served as a non-employee director until May 30, 2014 and again beginning on December 3, 2014):

Name	Grant Date	Option Awards Granted (#)	Grant Date Fair Value of Option Awards ($)
Stanley A. Askren	04/01/14	2,104	42,885
Tony J. Christianson	04/01/14	2,104	42,885
D. Christian Koch	04/01/14	2,104	42,885
Susan E. Lester	04/01/14	2,104	42,885
Joseph F. Puishys	04/01/14	2,104	42,885
Kenneth J. Roering	04/01/14	2,104	42,885
Christopher A. Twomey	04/01/14	2,104	42,885

The following table provides supplementary information regarding non-employee director restricted stock unit awards during fiscal 2015 (Mr. Askren resigned from the Board on October 9, 2014; and Mr. Twomey served as a non-employee director until May 30, 2014 and again beginning on December 3, 2014):

Name	Grant Date	RSU Awards Granted (#)	Grant Date Fair Value of RSU Awards ($)
Stanley A. Askren	04/01/14	946	44,954
Tony J. Christianson	04/01/14	946	44,954
D. Christian Koch	04/01/14	946	44,954
Susan E. Lester	04/01/14	946	44,954
Joseph F. Puishys	04/01/14	946	44,954
Kenneth J. Roering	04/01/14	946	44,954
Christopher A. Twomey	04/01/14	946	44,954

Policies and Procedures Regarding Related Person Transactions. The Audit Committee, currently comprised of Ms. Lester (Chair) and Messrs. Christianson, Koch and Puishys, is responsible for the review and approval of all related-party transactions between us and any of our executive officers, directors or director nominees, or any immediate family member of any such person. In addition, all related-party transactions that come within the disclosures required by Item 404 of the SEC’s Regulation S-K must also be approved by the Audit Committee. The policies and procedures regarding the approval of all such related-party transactions have been approved at a meeting of the Audit Committee and are evidenced in our corporate records. In fiscal 2015, we had no related-party transactions to report.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2015 was a year of leadership transition at Arctic Cat Inc. During fiscal 2015, we hired both a new Chief Executive Officer and a new Chief Financial Officer. A timeline for both the CEO and CFO transitions is provided below:

The following discussion and analysis describes our compensation objectives and policies as well as the compensation awarded during fiscal year 2015 (“FY2015). Our Named Executive Officers (“NEOs”) for FY2015 were the following current and former executive officers:

Current Executive Officers

Christopher T. Metz, President and Chief Executive Officer (beginning December 3, 2014)

Christopher J. Eperjesy, Chief Financial Officer (beginning February 16, 2015)

Bradley D. Darling, Vice President—General Manager, Snowmobile Division

Tracy J. Crocker, Vice President—General Manager, ATV Division and Parts, Garments & Accessories

Paul A. Fisher, Vice President—Operations

Former Executive Officers

Christopher A. Twomey, President and Chief Executive Officer (from May 30, 2014 until December 3, 2014)

Timothy C. Delmore, Chief Financial Officer and Secretary (until December 31, 2014)

Claude J. Jordan, President and Chief Executive Officer (until May 30, 2014)

Executive Summary

We set challenging performance expectations for our Company in FY2015. Specifically, our target performance for revenue and net income was $785,761,000 and $31,990,000, respectively. Given the economic challenges and the volatility of Canadian currency, as well as one-time charges for leadership transition costs, dealer inventory reduction programs, and warranty charges, our overall performance during FY2015 was less than expected at the beginning of the year.

However, the Company was successful in several areas:

•	Hiring proven, high performance leaders in the positions of President and CEO, CFO, VP—North American Sales, and our first ever Chief Marketing Officer.

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Further expansion of the Wildcat™ ROV line and gains in market share in the category. In FY2015, we expanded the Wildcat ROV product line with the introduction of the Wildcat Sport and Wildcat Trail models. The Wildcat Sport has a 60-inch wide chassis, offering consumers a mid-sized option between the original Wildcat and the Wildcat Trail model, with its narrower 50-inch stance. We also debuted the Wildcat Trail Limited EPS, which is a fully featured version of the Wildcat Trail. We are pleased with consumer and dealer enthusiasm for the Wildcat, and expect further gains in the ROV segment in fiscal 2016.

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While full-year sales of Wildcat ROVs increased, core ATV sales declined as we focused on one of our top priorities, which was to lower core ATV inventory at our North America dealers. We began moving quickly to right-size dealers’ core ATV inventory in order to return this category to growth. We accelerated our inventory reduction plan through a successful promotional program that enabled us to gain significant market share. This promotional effort resulted in a $7.6 million charge in the FY2015 fourth quarter. In fiscal year 2016, we will be in a much healthier dealer inventory position when we launch exciting new products.

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During the FY2015 fourth quarter, we completed our acquisition of privately held MotorFist, LLC, which designs, develops and distributes technical riding garments and accessories. The acquisition complements our garment and riding-gear business, and is an example of our strategy to grow through small, bolt-on acquisitions. We expect MotorFist to contribute to fiscal year 2016 PG&A sales.

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After the FY2015 year end, we announced plans to invest nearly $27 million in our manufacturing facilities in both Thief River Falls and St. Cloud, Minnesota. These investments will enable us to meet our current and future production needs, and improve efficiency and profitability.

Given our challenging performance targets, the economic conditions and the volatility of Canadian currency, as well as the one-time charges referred to above, executive annual incentive pay was 0.0% of target based on the performance targets set at the beginning of the year. The Compensation and Human Resources Committee’s decisions regarding performance goals and compensation opportunities for our senior management were shaped by such committee’s underlying philosophy of paying for superior performance and aligning the interests of our executives with the interests of our shareholders.

In addition, we receive direct feedback from shareholders on our compensation programs through the advisory vote on the compensation paid to our NEOs (commonly known as a “say-on-pay” vote), which we held most recently at the 2014 Annual Meeting of Shareholders and will continue to hold at intervals determined by the shareholders. At the 2014 Annual Meeting of Shareholders, the say-on-pay proposal received over 97% approval. The Compensation and Human Resources Committee (the “Compensation Committee”) will continue to monitor shareholder views with respect to our executive compensation practices and take those views into account when making decisions regarding executive compensation. Additionally, our Chairman and CEO meet throughout the year with significant shareholders to discuss, among other topics, our executive compensation programs.

Our executive compensation philosophy is to maximize shareholder returns by attracting and retaining top talent and rewarding business results and individual performance. Specifically, our compensation program is designed to achieve the following objectives in a cost efficient manner:

•	Align the interests of management with those of shareholders;

•	Attract and retain management that contribute to our long-term success;

•	Provide an incentive for management to exceed their objectives to further increase shareholder value;

•	Pay for performance; and

•	Provide internal equity.

To achieve these objectives, we have designed an executive compensation program that continues to emphasize more shareholder-aligned compensation as a percentage of total targeted direct compensation as the level of authority of the executive officer’s position increases. The Compensation Committee believes that the compensation of those with the greatest overall responsibility for our performance should be subject to greater variability in compensation based on that performance. We do not, however, have specific policies governing the allocation of the total targeted direct compensation opportunity among its various components.

Consistent with these principles, the Compensation Committee targets total targeted direct compensation (base salary, annual incentive, and long-term incentive pay) to be +/-15% of the market median for comparable positions based on a report compiled by Towers Watson (the “Towers Watson Report”). The amount actually paid upon the completion of the performance period may be higher or lower based on actual results over that period.

During FY2015, the structure and metrics of our compensation plans remained the same as in fiscal year 2014 and are detailed in “FY2015 Executive Compensation Programs” below. The annual incentive plan was based 70% on net income and 30% on net sales. This mix of income and sales provides a balanced emphasis on bottom line results and top line growth. From a long-term incentive perspective, a mix of 75% stock options and 25% restricted stock units were granted, the same percentage mix as in fiscal year 2014. This mix of options and restricted stock units provides a balance that emphasizes the performance orientation of the program (stock options only have value to the extent that the stock price increases) and the retention orientation of the program (restricted stock units have shareholder alignment, but also serve to retain the management team as we believe that a consistent executive population over time benefits our shareholders).

The discussion that follows should be read in conjunction with the information provided in the “Executive Compensation and Other Information” section immediately following this Compensation Discussion and Analysis.

FY2015 Leadership Changes and Compensation Decisions

FY2015 was a year of leadership transition. Claude Jordan, former President and CEO was replaced on May 30, 2014 on an interim basis by former President and CEO and current director Christopher Twomey. Mr. Twomey served as President and CEO until December 3, 2014, when Christopher Metz stepped into the role. In addition, Timothy Delmore, former CFO and Secretary, retired on December 31, 2014. Christopher Eperjesy stepped into the CFO role on February 16, 2015.

CEO / CFO Compensation Decisions. Upon Mr. Jordan’s departure from the role of President and CEO, he received severance based on the terms of his employment agreement. Following Mr. Jordan’s departure, Mr. Twomey assumed the President and CEO position pursuant to a limited term employment agreement effective May 30, 2014. For the periods from May 30, 2014 through September 30, 2014 (the end of Mr. Twomey’s initial employment term) and from September 30, 2014 through December 31, 2014 (during which time Mr. Twomey continued to serve as President and CEO while the Company continued to search for a permanent President and CEO), Mr. Twomey earned base salary at an annual rate of $643,750, the same base pay as Mr. Jordan at the time he stepped down. Additionally, on June 2, 2014, Mr. Twomey received 6,307 restricted stock units that vested in four equal monthly installments beginning June 30, 2014 and 14,697 restricted stock units that vested on September 30, 2014, provided he did not voluntarily resign prior to September 30, 2014.

Mr. Twomey did not participate in the FY2015 annual incentive plan. The Compensation Committee determined that Mr. Twomey’s compensation arrangement was appropriate given the responsibilities of the position and Mr. Twomey’s experience. In addition to the day-to-day responsibilities of the CEO role, Mr. Twomey also contributed to the search conducted to fill the CEO role.

Mr. Metz began in the President and CEO role on December 3, 2014 after a rigorous and complete search process led by the Governance Committee. Mr. Metz was awarded 60,734 restricted stock units and options to purchase 151,837 shares of Company common stock on December 3, 2014, which were granted as inducement awards. Additionally, Mr. Metz also was awarded two cash payments, consisting of $595,583 payable before January 3, 2015, which was to compensate him for certain estimated bonus compensation that Mr. Metz would have received at his former employer, and an additional signing bonus of $225,000 payable within 30 days after March 31, 2015. The Compensation Committee determined, with input from Towers Watson based on market data, that Mr. Metz’s annual base salary would be $675,000, with an annual bonus opportunity of 100% of base salary. He also received an initial equity grant of 8,967 restricted stock units and options to purchase 67,259 shares of Company common stock on December 3, 2014. His initial long-term incentive equity grant was targeted with a grant date fair market value of 175% of his base salary. No additional equity was granted to Mr. Metz for fiscal year 2016 as the initial grant Mr. Metz received on his start date was intended to serve as equity compensation for both the remainder of FY2015 and fiscal year 2016. Mr. Metz did not participate in the FY2015 annual incentive plan. The Compensation Committee believes that the equity grants, base salary and bonus opportunity are commensurate with the job responsibilities and Mr. Metz’s experience.

On May 30, 2014, Mr. Delmore postponed his planned retirement as CFO and Secretary to assist Mr. Twomey in his role as interim President and CEO and to assist in the transition of a new permanent President and CEO. Mr. Delmore’s employment agreement was amended to extend his term of employment through December 31, 2014. From May 30, 2014 through December 31, 2014, Mr. Delmore was paid base salary at an annual rate of $360,000, the same base pay as prior to his planned retirement date. Mr. Delmore did not participate in the FY2015 annual incentive plan. On June 2, 2014, he received 2,939 restricted stock units that vested in one installment on December 31, 2014. He also received a cash payment of $180,000 on December 31, 2014, provided he did not voluntarily resign prior to that date. He also did not receive any additional equity incentives during FY2015 other than the restricted stock units granted on June 2, 2014.

On February 16, 2015, Mr. Eperjesy joined the Company as CFO after a rigorous and complete search process led by the Audit Committee and CEO. The Compensation Committee determined, with input from Towers Watson based on market data that Mr. Eperjesy’s base salary would be $360,000, with an annual bonus opportunity of 55% of base salary. On his start date, he was awarded 9,278 restricted stock units and options to purchase 14,489 shares of Company common stock, which were granted as compensation for unvested restricted stock units and performance shares, respectively, that Mr. Eperjesy would have received from his former employer but for his departure to join the Company. He was also awarded $200,000 to compensate him for certain estimated bonus compensation that Mr. Eperjesy would have received at his former employer. He also received an initial long-term incentive equity grant of 2,318 restricted stock units and options to purchase 17,387 shares of Company common stock on February 17, 2015. This initial grant was targeted at a grant date fair market value of 100% of his base salary. No additional equity was granted to Mr. Eperjesy for fiscal year 2016 as the initial grant Mr. Eperjesy received on February 17 intended to serve as equity compensation for both the remainder of FY2015 and fiscal year 2016. Mr. Eperjesy did not participate in the FY2015 annual incentive plan. The Compensation Committee believes that the equity grants, base salary and bonus opportunity are commensurate with the job responsibilities and Mr. Eperjesy’s experience.

Details of these arrangements are discussed in the “Executive Compensation and Other Information” section immediately following this Compensation Discussion and Analysis.

Summary of Compensation Program Components

The components of our NEO compensation are summarized in the following table. All of the components, individually and collectively, are structured for the general purpose of providing a competitive compensation program that will enable us to meet our objective of attracting and retaining highly qualified executives critical to our success.

Pay Component	Purpose	Key Features
Base Salary

•    Provides a fixed level of cash compensation on which executive officers can rely.

•    Recognize the contributions of our executives in their day-to-day responsibilities and their achievements.

•    Reflect the scope and complexity of our executives’ respective roles.

•    Reflect current and historical levels of individual performance.

Salary levels based on an assessment of the following:

•    Level of responsibility.

•    Experience.

•    Individual performance.

•    Future potential.

•    Salary level relative to market median.

•    Internal equity considerations.

Salary levels are reviewed annually and adjusted as appropriate.

Annual Incentive Awards	• Motivate executives to attain and exceed annual financial business results leading to increased shareholder returns. • We emphasize net income (70%) and net sales (30%).

Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on the following:

•    Responsibilities of the position.

•    Expected level of contribution.

•    Consideration of market data.

Actual payouts may be less than or equal to maximum potential payouts based on degree to which objectives are achieved.

Pay Component	Purpose	Key Features
Long-Term Incentive Awards

•    Stock options align executive officers’ interests with the interests of our shareholders.

•    Restricted stock units are a tool to attract and retain highly qualified executive officers.

•    Stock option and restricted stock unit awards provided annually

Award amounts based on the following:

•    Responsibilities of position.

•    Expected level of contribution.

•    Consideration of market data.

Stock options and restricted stock awards vest in three tranches (1/3 on each of the first three anniversary dates from the grant date.) Stock option awards must be exercised by the 10th anniversary of the grant date.

Broad-based Employee Benefits and Perquisites	Provide an overall compensation package that is competitive with those offered by companies with whom we compete for executive talent.

Participation in the 401(k) plan and health and welfare plans on same terms as all other employees.

Executive officers are provided the following additional benefits:

•    Annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year. Once returned these units are sold at a slightly lower profit, but always above cost.

•    Supplemental life and disability insurance to provide a competitive death and disability benefit.

•    Reimbursement by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000 respectively.

Severance and Change in Control Arrangements

•    Attract and retain highly qualified executive officers.

•    Enable executive officers to evaluate potential transactions focused on shareholder interests.

•    Provide continuity of management. Provide a bridge to next professional opportunity in the event of an involuntary termination.

•    Double-trigger change in control severance arrangements.

•    Severance for termination by the company “without cause” or by the executive “for good reason.”

•    Non-compete and non-solicitation restrictions following termination of employment.

Determining Executive Compensation

The Process Followed by the Compensation Committee. The practice of the Compensation Committee is to meet in December and March of each year to: (i) establish the annual base salary and the annual incentive compensation opportunity for each of the executive officers for the upcoming fiscal year; (ii) determine long-term incentive awards and any other equity-based awards to be granted to executive officers for the upcoming fiscal year; and (iii) consider any plan changes for the upcoming fiscal year. During May and early June of each year, after audited financial results are available, the Compensation Committee meets to certify the annual incentive compensation to be paid to each executive officer based on the predetermined compensation plan and the actual financial results for the prior year.

When making individual compensation decisions for the executive officers, the Compensation Committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our overall performance, retention, the individual’s experience with us and in his or her current position, the recommendations of management, the individual’s current and historical compensation, the Compensation Committee’s compensation philosophy, and comparisons to other comparably situated executive officers. The Compensation Committee’s process utilizes input and analysis from a number of sources, including management, independent directors of the Board, the Compensation Committee’s independent compensation consultant, Towers Watson, and market studies and other comparative compensation information.

The Compensation Committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary, annual incentive target and percentage of base salary, and long-term incentive awards for our executive officers.

Role of Executive Officers in Determining Compensation. The Compensation Committee meets annually with our CEO to review the performance of our other executive officers. The Compensation Committee also receives recommendations from our CEO, with the assistance of our Vice President-Human Resources (for executive officers other than himself), regarding base salary, annual incentive award targets and long-term incentive award amounts for all executive officers, excluding the CEO.

In determining the CEO’s compensation, the Compensation Committee considers comparative compensation information and input from Towers Watson and our Vice President-Human Resources and makes a recommendation to the Board for consideration and approval.

The Compensation Committee considers input from our CEO and the Vice President-Human Resources when developing and selecting metrics and performance objectives for our annual incentive plan, and the mix of equity used in the long-term incentive plan.

Role of the Compensation Consultant. Towers Watson, a nationally recognized compensation consulting firm, provides the Compensation Committee with an annual compensation market analysis for our executive officers; makes recommendations on the executive pay programs; reviews, participates and comments on executive and board compensation matters; and provides updates on legal and other developments and trends in executive compensation.

The Compensation Committee evaluated Towers Watson’s independence based on all relevant facts and circumstances, including the following six factors enumerated by the SEC in Rule 10C-1 of the Exchange Act of 1934:

•	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

•

The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

•	The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

•	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee;

•	Any stock of the Company owned by the compensation consultant, legal counsel or other advisor;

•	Any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.

After reviewing these factors, the Compensation Committee confirmed that Towers Watson was in fact independent.

In FY2015, Towers Watson was engaged by the Compensation Committee to provide market data for all of our executives, including our named executive officers. This market data is derived from the executive database within the Towers Watson Data Bank, which is a published compensation survey. The data in the compensation survey is size adjusted, using a regression analysis, for our revenue size. The market data provided by Towers Watson is in aggregate form for each position in which our executives serve.

FY2015 Executive Compensation Programs

The elements of our executive compensation program include: base salary, annual incentive awards, long-term incentive awards, broad-based employee benefits, perquisites and severance and change-in-control arrangements. Each compensation component for the executive officers (excluding the CEO) is subject to the discretion of the Compensation Committee and is determined on an individual basis. The CEO’s compensation is reviewed by the Compensation Committee but subject to the discretion of the independent members of the Board. We believe that the total targeted compensation package provides a compensation package that is similar to those provided by comparable companies.

The Compensation Committee annually reviews competitive executive compensation data based upon the Towers Watson Report. The Towers Watson Report provides the Compensation Committee with market information at the 25th, 50th, and 75th percentiles for each executive officer position and pay component, and for total targeted direct compensation, and compares the actual and target compensation provided and intended to be provided to each executive officer to the market amounts. This market information is an important element reviewed by the Compensation Committee, which generally intends to target total compensation for our executive officers between the 85th percentile and 115th percentiles of the market median for comparable positions as set forth in the Towers Watson Report. The Compensation Committee can and does, however, use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

Base Salary. In order to ensure our ability to attract and retain qualified executives, the Compensation Committee believes that base salary should generally be in the 85th percentile to 115th percentile of the market median for comparable positions as set forth in the Towers Watson Report. Other factors considered by the Compensation Committee in setting annual base salary for each of our executive officers include the individual’s level of responsibility, experience and time in the position, performance in the prior year, retention risk, future potential and internal equity considerations. The Compensation Committee reviews these factors each year and adjusts them accordingly to assure that we are appropriately rewarding performance.

After review of the Towers Watson Report and considering the factors noted above, the following adjustments were made for FY2015:

•

Mr. Darling’s base salary for FY2015 was increased from $264,000 to $275,000 on June 2, 2014 and to $290,000 on November 17, 2014, a 9.8% total increase for the year; his annual incentive award target remained at 40% of his base salary;

•	Mr. Fisher’s base salary for FY2015 was increased from $252,000 to $262,000, a 4.0% increase; his annual incentive target remained at 40% of his base salary; and

•

Mr. Crocker’s base salary for FY2015 was increased from $232,000 to $239,000 on June 2, 2014 and to $265,000 on November 17, 2014, a 14.2% total increase for the year; his annual incentive award target was increased from 35% to 40% of his base salary.

Annual Incentive Awards. The Compensation Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on our net income and net sales, focuses attention on our short and intermediate-term goals while encouraging high levels of performance from each executive and shareholder value creation over the long term. The Compensation Committee also believes that a greater percentage of total compensation should be at risk as an executive’s responsibility increases.

Method of Calculating FY2015 Annual Incentive Pay. Mr. Jordan was not eligible to participate in the annual incentive plan due to his departure on May 30, 2014, two months into FY2015. Mr. Twomey and Mr. Delmore did not participate in the plan due to the interim nature of their assignments and their contractual compensation arrangements. Mr. Metz and Mr. Eperjesy did not participate in the plan due to their late FY2015 start dates of December 3, 2014 and February 6, 2015, respectively.

The remaining NEOs had a total annual incentive payout expressed as a percentage of base salary. In FY2015, 70% of the annual incentive award was based on net income performance and 30% was based on net sales performance. Payouts can range from 0% to 200% of target based on net income and net sales performance versus their respective targets. Payout below threshold performance is at 0%. In fiscal year 2016, the annual incentive payout will be 100% based on net income performance.

To receive any payout for net sales performance, a minimum net income performance level must be attained. Performance above threshold is payable according to the chart below:

	Total Annual Incentive as a % of Base Salary at Target Performance	Annual Incentive at Net Income Target Performance (70% Weighting)	Payout as a % of Base Salary at Threshold (80% of target net income performance)	Payout as a % of Base Salary at Target	Payout as a % of Base Salary at Maximum (120% of target net income performance)	Annual Incentive at Net Sales Target Performance (30% Weighting)	Payout as a % of Base Salary at Threshold (50% of target net income performance and 95% of target net sales performance)	Payout as a % of Base Salary at Target	Payout as a % of Base Salary at Maximum (50% of target net income performance and 105% of target net sales performance)
Mr. Darling	40%	28%	14%	28%	56%	12%	6%	12%	24%
Mr. Fisher	40%	28%	14%	28%	56%	12%	6%	12%	24%
Mr. Crocker	40%	28%	14%	28%	56%	12%	6%	12%	24%

Below is a chart that shows annual incentive payout at key net income and net sales performance levels versus FY2015 actual performance:

	Metric Weighting	Below Threshold	Threshold(1)	Target	Maximum(2)	FY2015 Actual Performance
Net Income	70%	$25,599,200 and below	Over $25,599,200	$31,999,000	$39,398,800 and above	$4,920,000

Payout as a % of Target Award		0%	50%	100%	200% (Incentive is capped at 200%)	0.0%

Net Sales*	30%	$746,472,950 and below	Over $746,472,950	$785,761,000	$825,049,050 and above	$698,756,000

Payout as a % of Target Award		0%	50%	100%	200% (Incentive is capped at 200%)	0.0%

*	To receive a payout on the net sales metric, performance over the net sales threshold must be achieved and net income must have been at a minimum $15,999,500.
(1)	Threshold payouts are made on the net income metric if the Company achieves 80% of target net income and are made on the net sales metric if the Company achieves 50% of target net income and 95% of target net sales.
(2)	Maximum payouts are made on the net income metric if the Company achieves 120% of target net income and are made on the net sales metric if the Company achieves 50% of target net income and 105% of target net sales.

Discussion of Results and FY2015 Payout of the Annual Incentive: In FY2015, on the net income target, we delivered $4.9 million in net income. On the net sales target, we delivered $698.8 million in net sales. These net income and net sales performance levels each delivered 0.0% of target payout. As a result, NEOs received no payout on the annual incentive plan for FY2015.

Long-term Incentive Awards. In FY2015, we granted long-term incentive awards in a value mix of 75% stock options and 25% restricted stock units (“RSUs”).

On April 1, 2014, certain NEOs received stock options exercisable at and RSUs valued at the fair market value of the Company’s common stock on the grant date of April 1, 2014, with each option and RSU vesting over three years, for the number of shares indicated: Mr. Darling, 8,088 options and 1,078 RSUs; Mr. Fisher, 5,129 options and 683 RSUs; and Mr. Crocker, 6,115 options and 815 RSUs.

Also, on June 2, 2014, each of Mr. Darling, Mr. Fisher and Mr. Crocker received 2,500 RSUs, vesting over two years in equal installments on March 31, 2015 and March 31, 2016. On June 2, 2014, Mr. Delmore received 2,939 RSUs, vesting in one installment on December 31, 2014. Additionally, on November 17, 2014, Mr. Darling and Mr. Crocker received 4,500 RSUs and 3,000 RSUs, respectively, vesting equally over three years; and on February 27, 2015, Mr. Fisher received 2,000 RSUs vesting in one installment at two years. All RSUs were valued at the fair market value of the Company’s common stock on the date of grant.

Stock Option Awards. We do not backdate stock options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our stock options are granted at fair market value at the beginning of the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Our general practice is to grant options only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive options receive their award of stock options on the date of their hire or promotion. Stock options granted to executive officers, including the named executive officers, vest in equal installments on the first, second, and third anniversaries of the grant date and expire ten years from the grant date.

In FY2015, the Compensation Committee made the annual grants of stock options described in the Summary Compensation Table to the named executive officers. The Compensation Committee was comprised of members who were all outside directors under applicable rules of the Internal Revenue Code of 1986, as amended (the “Code”) and non-employee directors under applicable rules of the Exchange Act of 1934.

Stock options have value for the executive officers only if the price of our stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation. The Compensation Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term financial success as measured by stock price appreciation. In addition, the Compensation Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success.

Restricted Stock Unit Awards. We do not backdate restricted stock units (“RSUs”) or grant RSUs retroactively. In addition, we do not coordinate grants of RSUs so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our RSUs are granted at fair market value at the beginning of the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded RSUs with a price equal to the fair market value of our common stock on the date of grant. Our general practice is to grant RSUs to executives only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive RSUs receive their award on the date of their hire or promotion. RSUs granted to executive officers, including the named executive officers, vest in equal installments on the first, second, and third anniversaries of the grant date.

In FY2015, the Compensation Committee made the annual grants of RSUs described in the Summary Compensation Table to the named executive officers. The Compensation Committee was comprised of members who were all outside directors under applicable rules of the Code and non-employee directors under applicable rules of the Exchange Act of 1934.

Stock Ownership Guidelines. The Compensation Committee believes that RSUs are a tool to attract and retain highly qualified executive officers which, in turn, results in the long-term financial success as measured by stock price appreciation. In addition, the Compensation Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success. The Compensation Committee believes that significant long-term incentives are critical to assuring that executive and shareholder interests are aligned and expects executives to acquire ownership over time.

The Compensation Committee also believes that stock ownership should increase as responsibility level increases within the Company. In fiscal year 2012, we established stock ownership guidelines for our executive officers. Our original approach was to require executive officers to hold a fixed share amount of Company stock by five years from the implementation date of the guidelines, or five years as a Company executive officer for those individuals named as executive officers after the implementation date. In fiscal year 2013, due to the almost threefold increase of our share price since the implementation date and our subsequent practice of granting a reduced number of shares as such share price rose, we have modified our stock ownership guidelines from holding a fixed share amount to the more prevailing market practice of each NEO holding a specified multiple of base pay. The guidelines are driven by the following objectives:

•	Align management and shareholder interests.

•	Encourage growth in shareholder value.

•	Be consistent with corporate governance best practices.

•	Ensure stock exposure via stock options is balanced with direct ownership.

•	Mitigate the potential for participants to unduly benefit from a short-term spike in price.

Executive officers now have a guideline for obtaining common stock equal to the following multiple of base pay by the later of March 2016 or 5 years of service as an executive officer:

NEO Stock Ownership Guideline – Current Executive Officers

Mr. Metz(1)	5X base salary
Mr. Eperjesy(2)	3X base salary
Mr. Darling	3X base salary
Mr. Fisher	2X base salary
Mr. Crocker(3)	3X base salary

(1)	Mr. Metz will attain 5 years as an executive officer in December 2019.
(2)	Mr. Eperjesy will attain 5 years as an executive officer in February 2020.
(3)	Mr. Crocker will attain 5 years as an executive officer in March 2017.

Shares counted toward the guideline include shares owned (including in a 401(k), unvested restricted or deferred stock and vested in-the-money stock options (less exercise costs)). Unvested stock options and out-of-the-money stock options do not count toward the guideline. As of end of FY2015, all NEOs either owned, or were on track to own within the permitted time after becoming a NEO, the requisite amount of stock.

Broad-Based Employee Benefit Plans. We maintain certain broad-based employee benefit plans in which our executive officers, including the NEOs, have been permitted to participate, including retirement, life, and health insurance plans. Our retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions. In FY2015, we matched employee contributions in an amount equal to the employee’s contribution, up to a maximum of 2% of the employee’s cash compensation, capped at $255,000.

Perquisites. Executive officers are provided annual use of one ATV, one ROV, two snowmobiles and a trailer. These products are for business and personal use and are returned to us each year. We provide executive officers with the use of the ATV, ROV, two snowmobiles, and a trailer because the Compensation Committee believes that knowledge of and familiarity with our products is an important aspect of the executive officers’ jobs. We sell the returned products to dealers and employees for an amount greater than our cost. Income for the executive officers is not grossed up to pay for the associated taxes on the value of the products.

Executive officers also receive supplemental life and disability insurance to provide a competitive death and disability benefit. Income for the executive officers is not grossed up to pay for the associated tax liability on the insurance. Additionally, executive officers are reimbursed by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000, respectively. The reimbursements are considered taxable income to the executive.

Severance Arrangements. In furtherance of our desire to attract and retain highly-qualified executive officers, we have included severance arrangements in the employment agreement of each named executive officer, and we have change-in-control agreements (as outlined below) that are designed to provide for continuity of management in the event of an actual or threatened change in control of the Company. The employment agreement severance arrangements provide that the applicable named executive officer has specific rights and receives specified severance pay and related benefits if the executive officer is terminated without “cause” or voluntarily terminates his employment for “good reason,” each as defined in the respective employment agreements, and complies with certain confidentiality, non-solicitation and release of claims conditions. During FY2015, Mr. Jordan stepped down as President and Chief Executive Officer and Mr. Delmore stepped down as Chief Financial Officer. Under Mr. Jordan’s employment agreement, his vested option awards expired one month from the date of separation if not exercised and his unvested options and restricted stock vested upon effectiveness of a release agreement and these stock options must have been exercised within one month thereafter. Additional information regarding these severance arrangements is provided in the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change-in-Control.”

Under each executive officer’s respective Change-in-Control (“CIC”) agreement, if the executive officer is terminated other than for “cause” or the executive voluntarily terminates his or her employment for “good reason,” all as defined in each respective CIC agreement, following a change-in-control of the Company (as defined in the CIC agreement), then the executive officer is entitled to certain severance payments based on a multiple of annual salary and target bonus and continued welfare benefits, among other benefits. The current CIC agreements for NEOs other than Messrs. Metz and Eperjesy became effective January 1, 2014 and replaced previously-existing CIC agreements with such executives following a review by the Compensation Committee and Towers Watson for market competiveness and an understanding of prevailing market practices. Messrs. Metz and Eperjesy each entered into a CIC agreement upon commencing employment with the Company in December 2014 and February 2015, respectively.

Clawback. It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash incentive compensation paid to the NEOs and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently adversely adjusted as a result of a restatement of our financial statements. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an executive officer. This situation has never occurred in our history.

Tax Deductibility of Pay. Section 162(m) of the Code imposes a $1 million limit on the amount that we may deduct for compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the CEO and CFO) that are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. “Qualifying performance-based” compensation is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders. We believe that all compensation paid under our executive compensation programs for FY2015 was either below the $1 million limit or qualified as performance-based compensation under Section 162(m). We may provide compensation that is not tax deductible if it is determined that such action is appropriate.

Consideration of Compensation-Related Risks. In connection with its oversight of compensation-related risks, the Compensation Committee annually evaluates whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. For FY2015, the Compensation Committee with the assistance of Towers Watson evaluated the current risk profile of our compensation policies and programs for all of our employees, with particular emphasis on annual and long-term incentive compensation. In its evaluation, the Compensation Committee reviewed our executive compensation structure, identified important business risks that could materially affect the Company, and assessed how we managed or mitigated these risks in the design of our compensation structure. The Compensation Committee also considered the ability of our executive officers and other employees to affect changes in their incentive compensation that could create risk for the Company. Based on this evaluation, the Compensation Committee determined that its compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management this Compensation Discussion and Analysis. Based on its review and discussions, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

OF THE BOARD

D. Christian Koch (Chair)	Kenneth J. Roering	Joseph F. Puishys

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid in fiscal 2015, 2014 and 2013 to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers whose compensation exceeded $100,000 for fiscal 2015. These individuals are referred to throughout this Proxy Statement as the “NEOs” or “named executive officers.” For a discussion of the amount of base salary, annual incentives and long-term incentive awards in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Base Salary ($)	Restricted Stock Unit (RSU) Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Christopher T. Metz(4) President and Chief Executive Officer	2015	202,362	202,328	272,792	—	603,045	1,280,527

Christopher Twomey(5) Former President and Chief Executive Officer	2015	481,779	759,510	42,885	—	26,823	1,310,997

Claude J. Jordan Former President and Chief Executive Officer	2015 2014 2013	540,669 617,430 593,703	260,554 241,389 187,509	765,624 712,008 635,306	— 307,141 776,111	20,934 22,108 18,316	1,587,781 1,900,076 2,210,945

Christopher J. Eperjesy(6) Chief Financial Officer	2015	34,615	14,333	16,906	—	218,227	284,081

Timothy C. Delmore Former Chief Financial Officer and Secretary	2015 2014 2013	452,012 331,262 284,315	99,985 72,481 75,012	— 213,831 254,113	— 85,880 252,495	8,765 18,161 15,492	560,770 721,615 881,427

Bradley D. Darling Vice President/General Manager—Snowmobiles and North American Sales	2015 2014 2013	266,886 250,322 229,355	105,828 46,214 50,008	143,812 136,400 169,409	— 50,383 141,397	11,191 9,832 10,491	527,717 493,151 600,660

Paul A. Fisher Vice President—Operations	2015 2014 2013	244,180 236,830 227,633	78,986 30,480 34,988	99,222 89,958 118,581	— 48,093 141,977	16,707 13,824 16,502	439,095 419,185 539,681

Tracy J. Crocker(7) Vice President/General Manager—ATV and Parts, Garments and Accessories	2015 2014	230,547 217,201	127,471 37,487	81,473 110,601	— 38,742	16,107 13,453	455,598 417,484

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Stock and Incentive Plan or the 2013 Omnibus Stock and Incentive Plan during fiscal 2015, 2014 and 2013. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. Any performance-based awards included in these amounts have been valued based on the probable outcome of the performance condition(s) as of the grant date. For assumptions used in the valuation of such awards, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. For further information on these awards, see the “Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2015” table included in this Proxy Statement.
(2)	Amounts reflect annual cash incentive awards based on corporate and individual performance. The awards are further described in “Discussion on Results and FY2015 Payout of the Annual Incentive” of the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	Includes the value of Company contributions to the named executive officer’s 401(k) retirement plan account, the value of Company payments to life insurance policies, and the value of certain perquisites including: financial planning; the aggregate incremental cost to Arctic Cat of providing certain Arctic Cat products to our named executive officers at no cost; and group life, long-term disability and medical coverage not provided generally to all employees. Also includes the following: $595,833 paid to Mr. Metz in connection with the commencement of his employment; $26,823 paid to Mr. Twomey at the end of his service as President and Chief Executive Officer as payment of accrued but unused vacation; $20,934 paid to Mr. Jordan at the end of his service as President and Chief Executive Officer as payment of accrued but unused vacation; $18,227 paid to Mr. Eperjesy to cover certain moving expenses; and $200,000 paid to Mr. Eperjesy in connection with the commencement of his employment. Certain of these items of compensation are described in further detail under the “Perquisites” section of the “Compensation Discussion and Analysis” of this Proxy Statement.
(4)	Mr. Metz became an employee and a named executive officer in fiscal 2015.
(5)	Mr. Twomey was a named executive officer only in fiscal 2015.
(6)	Mr. Eperjesy became an employee and a named executive officer in fiscal 2015.
(7)	Mr. Crocker became a named executive officer in fiscal 2014.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2015

Except as listed below, all stock options and restricted stock unit awards granted to each of the named executive officers were made under the Company’s 2013 Omnibus Stock and Incentive Plan. The stock options have an exercise price equal to the closing market price of the underlying security on the date of grant. In addition, the grant date is a date subsequent to the date the grant was approved by the Compensation and Human Resources Committee. Unless otherwise listed below, the stock options granted to the named executive officers in fiscal 2015 vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. There has been no repricing or other material modification of the stock options granted to the named executive officers during the last fiscal year. Unless otherwise listed below, the restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date. Vesting of the restricted stock units may be delayed at the election of the reporting person. Each restricted stock unit represents a contingent right to receive one share of the Company’s Common Stock.

For a discussion of the amount of base salary and incentive compensation in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following table summarizes estimated future payouts under non-equity incentive plan awards and grants of equity awards to each of the named executive officers during fiscal 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Christopher T. Metz(2)	12/3/2014 12/3/2014 12/3/2014 12/3/2014				60,734 8,967	67,259 151,837	32.93 32.93	1,989,971 295,283 796,087 2,114,609

Christopher Twomey(3)	4/1/2014 4/1/2014 6/2/2014 6/2/2014				946 6,307 14,697	2,104	47.52	44,954 42,885 214,564 499,992

Claude J. Jordan	—	—	—	—	—	—	—	—

Christopher J. Eperjesy(4)	2/17/2015 2/17/2015 2/17/2015 2/17/2015				9,273 2,318	17,387 14,489	38.82 38.82	359,978 89,985 289,507 241,253

Timothy C. Delmore(5)	6/2/2014				2,939			99,985

Bradley D. Darling(6)	4/1/2014 4/1/2014 6/2/2014 11/17/2014				1,078 2,500 4,500	8,088	47.52	51,227 133,962 85,050 145,755
	N/A	58,000	116,000	232,000

Paul A. Fisher(6)(7)	4/1/2014 4/1/2014 6/2/2014 2/27/2015				683 2,500 3,000	5,129	47.52	32,456 84,952 85,050 109,380
	N/A	52,400	104,800	209,600

Tracy J. Crocker(6)	4/1/2014 4/1/2014 6/2/2014 11/17/2014				815 2,500 3,000	6,115	47.52	38,729 101,283 85,050 97,170
	N/A	53,000	106,000	212,000

(1)	Closing price of our common stock on the grant date.
(2)	The grants to Mr. Metz on December 3, 2014 of 60,734 RSUs and options to purchase 151,837 shares were granted outside the Company’s 2013 Omnibus Stock and Incentive Plan as an inducement to his employment.

(3)	The grants to Mr. Twomey on April 1, 2014 were in connection with Mr. Twomey’s service on the Board of Directors of the Company, prior to his appointment as President and Chief Executive Officer on May 30, 2014. The grant to Mr. Twomey on June 2, 2014 of 14,697 RSUs vested in one installment on September 30, 2014, and the grant to Mr. Twomey on June 2, 2014 of 6,307 vested in four monthly installments on June 30, July 30, August 30, and September 30, 2014.
(4)	The grants to Mr. Eperjesy on February 17, 2015 of 9,273 RSUs and options to purchase 14,489 shares were granted outside the Company’s 2013 Omnibus Stock and Incentive Plan as an inducement to his employment.
(5)	The grant to Mr. Delmore on June 2, 2014 vested in one installment on December 31, 2014.
(6)	The grants to each of Mr. Darling, Mr. Fisher and Mr. Crocker on June 2, 2014 vest in two equal installments on March 31, 2015 and March 31, 2016.
(7)	The grant to Mr. Fisher on February 27, 2015 vests in one installment on February 27, 2017.

Outstanding Equity Awards At March 31, 2015

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2015:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher T. Metz	—	67,259	(1)	32.93	12/3/2024	69,701	(2)	2,531,540
	—	151,837	(1)	32.93	12/3/2024

Christopher Twomey	—	2,104	(1)	47.52	4/1/2024	1,911	(3)	69,408
	775	1,551	(1)	42.99	4/1/2023
	1,269	634	(1)	43.79	4/2/2022
	6,000	—		15.77	4/1/2021
	45,424	—		10.79	4/1/2020
	29	—		17.78	8/8/2017

Claude J. Jordan	—	—		—	—	—		—

Christopher J. Eperjesy	—	17,387	(1)	38.82	2/17/2025	11,591	(4)	420,985
	—	14,489	(1)	38.82	2/17/2025

Timothy C. Delmore	—	—		—	—	—		—

Bradley D. Darling	—	8,088	(1)	47.52	4/1/2024	7,926	(5)	287,872
	2,689	5,379	(1)	42.99	4/1/2023
	4,757	2,379	(1)	43.79	4/2/2022
	23,647	—		15.77	4/1/2021
	8,500	—		14.68	1/1/2021

Paul A. Fisher	—	5,129	(1)	47.52	4/1/2024	5,406	(6)	196,346
	1,774	3,547	(1)	42.99	4/1/2023
	3,330	1,665	(1)	43.79	4/2/2022
	11,191	—		15.77	4/1/2021

Tracy J. Crocker	—	6,115	(1)	47.52	4/1/2024	5,647	(7)	205,099
	2,181	4,361	(1)	42.99	4/1/2023

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on each anniversary of the grant date, beginning one year from the date of grant.
(2)	Represents 69,701 RSUs that vest 23,233 shares on 12/3/15, 23,234 shares on 12/3/16, and 23,234 shares on 12/3/17.
(3)	Represents (i) 267 RSUs that vest on 4/2/15; and (ii) 698 RSUs that vest 349 shares on 4/1/15 and 4/1/16; (iii) 946 shares of RSUs that vest 315 shares on 4/1/15, 316 shares on 4/1/16, and 315 shares on 4/1/17.
(4)	Represents 11,591 RSUs that vest 3,864 shares on 2/17/16, 3,863 shares on 2/17/17, and 3,864 shares on 2/17/18.
(5)	Represents (i) 381 RSUs that vest on 4/2/15; (ii) 717 RSUs that vest 358 shares on 4/1/15 and 359 shares on 4/1/16; (iii) 1,078 RSUs that vest 359 shares on 4/1/15, 360 shares on 4/1/16, and 359 shares on 4/1/17; (iv) 1,250 RSUs that vest on 3/31/16; and (v) 4,500 RSUs that vest 1,500 shares on 11/17/15, 11/17/16 and 11/17/17.
(6)	Represents (i) 473 RSUs that vest 236 shares on 4/1/15 and 237 shares on 4/1/16; (ii) 683 RSUs that vest 228 shares on 4/1/15, 227 shares on 4/1/16, and 228 shares on 4/1/17; (iii) 1,250 RSUs that vest on 3/31/16; and (iv) 3,000 shares that vest on 2/27/17.
(7)	Represents (i) 582 RSUs that vest 291 shares on 4/1/15 and 4/1/16; (ii) 815 RSUs that vest 272 shares on 4/1/15, 271 shares on 4/1/16, and 272 shares on 4/1/17; (iii) 1,250 RSUs that vest on 3/31/16; and (iv) and 3,000 RSUs that vest 1,000 shares on 11/17/15, 11/17/16 and 11/17/17.

Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2015

The following table provides information concerning the aggregate number of stock options exercised and shares of stock that vested for each of our named executive officers during fiscal 2015, and the aggregate dollar value realized by each of our named executive officers upon such exercise or vesting.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Christopher T. Metz	—		—		—	—
Christopher Twomey	—		—		21,618	773,277
Claude J. Jordan	89,008	(3)	2,028,929	(3)	11,807	520,796
Christopher J. Eperjesy	—		—		—	—
Timothy C. Delmore	—		—		5,404	221,443
Bradley D. Darling	4,000	(4)	133,960	(4)	1,989	80,482
Paul A. Fisher	—		—		1,752	69,258
Tracy J. Crocker	—		—		1,540	59,181

(1)	Amounts shown in this column are based on the difference between the fair market value of a share of our Common Stock at the time of exercise and the exercise price.
(2)	Amounts in this column are based on the fair market value of a share of our Common Stock on each vesting date.
(3)	Represents the exercise of stock options to purchase 89,068 shares of our Common Stock. The stock options exercised by Mr. Jordan were granted on April 1, 2010 (as to 540 shares) and had an exercise price of $10.79; on January 1, 2011 (as to 5,300 shares) and had an exercise price of $14.68; and on April 1, 2011 (as to 83,228 shares) and had an exercise price of $15.77.
(4)	Represents the exercise of stock options to purchase 4,000 shares of our Common Stock. The stock option exercised by Mr. Darling was granted on August 6, 2010 and had an exercise price of $6.26.

Potential Payments Upon Termination or Change-in-Control

We have entered into change-in-control agreements with each of our executive officers, including the named executive officers, which provide, among other things, that following a “change-in-control” of the Company each executive officer would receive a lump-sum cash severance payment equal to approximately three times the executive officers’ annual incentive bonus for the current fiscal year and annual base salary, based on the weekly equivalent of the executive officer’s base salary in effect at the time of termination, plus, under certain circumstances, certain fringe benefits that would be payable on a monthly basis for 24 months. Such payments allow the Company to ensure that management remains in place and effectively functions in the event of a proposed change in Company ownership. In general, a “change in control” would occur when there has been any change in control required to be reported in our proxy statement, when 30% or more of our outstanding voting stock is acquired by any person, when current members of the Board or their successors elected or nominated by such members cease to constitute at least 50% of the Board, when we merge or consolidate with or sell substantially all our assets to any person or entity, when we acquire the assets of another corporation or when our shareholders approve a plan of liquidation or dissolution of the Company. Pursuant to these agreements, if a “change in control” had occurred on March 31, 2015 and the executive officer’s employment was terminated by the executive for “good reason” (as defined in the respective change in control agreements) or by us for other than “cause” (as defined in the respective change in control agreements), the currently-serving named executive officers would have received the amounts indicated, which includes deemed compensation resulting from the immediate vesting of all unvested stock options, restricted stock and stock equivalent awards and a reasonable estimate of the health and life insurance benefits required to be provided by us for the 24-month period following such termination: Mr. Metz, $4,036,500; Mr. Eperjesy, $1,668,420; Mr. Darling, $1,213,940; Mr. Fisher, $1,151,150; and Mr. Crocker, $1,109,290.

We have also included severance provisions in the employment agreements with each of our named executive officers. Pursuant to these provisions, the named executive officer will receive the following amounts for a 12-month period following termination of employment by us without “cause” or by the executive officer for “good reason” (each as defined in the respective employment agreements): (i) an amount equal to his average annual base salary over the three-year period immediately preceding the date of termination, and (ii) an amount sufficient to continue eligible employee benefits. During FY 2014, Mr. Jordan stepped down as President and Chief Executive Officer and Mr. Delmore retired as Chief Financial Officer. Under Mr. Jordan’s employment agreement, he was entitled to accelerated vesting of his equity awards; however, Mr. Jordan’s vested option awards expired one month from the date of separation if not exercised and his unvested options and restricted stock vested upon effectiveness of a release agreement and must have been exercised within one month thereafter. To be eligible for such severance benefits, the executive officer must execute a release of claims against us and comply with certain non-solicitation, non-competition and confidentiality obligations as set forth in the respective employment agreements. If the currently-serving named executive officers had been terminated on March 31, 2015 by us without “cause” or by the executive officer for “good reason” (each as defined in the respective employment agreements), they would have received the following amounts pursuant to the employment agreements: Mr. Metz, $675,000; Mr. Eperjesy, $360,000; Mr. Darling, $263,333; Mr. Fisher, $256,596; and Mr. Crocker, $240,218.

The following table summarizes the amounts payable to the named executive officers following a termination of employment on March 31, 2015 under each of the above triggering events:

Name	Involuntary (Not for “Cause”) or for Good Reason Following Change in Control ($)	Involuntary (Not for “Cause”) or for Good Reason ($)
Christopher T. Metz	4,036,500	675,000
Christopher Twomey(1)	N/A	N/A
Claude J. Jordan(2)	N/A	N/A
Christopher J. Eperjesy	1,668,420	360,000
Timothy C. Delmore(3)	N/A	N/A
Bradley D. Darling	1,213,940	263,333
Paul A. Fisher	1,151,150	256,596
Tracy J. Crocker	1,109,290	240,218

(1)	Mr. Twomey’s employment with the Company ended on December 3, 2014. Mr. Twomey was not entitled to any severance payments upon the termination of his employment.
(2)	Mr. Jordan’s employment with the Company ended on May 30, 2014. Mr. Jordan is entitled to severance payments, which includes payments over a 12-month period of $606,250 (equal to his average annual base salary over the three-year period immediately preceding the date of termination) and accelerated vesting of unexpired stock options and restricted stock. All options held by Mr. Jordan expired and were forfeited if not exercised on or prior to the one-month anniversary of the termination date.
(3)	Mr. Delmore’s employment with the Company ended on December 31, 2014. Mr. Delmore was not entitled to any severance payments upon the termination of his employment.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm. Grant Thornton LLP, an independent registered public accounting firm, was our independent registered public accounting firm for fiscal 2015, and the Audit Committee has selected Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2016. Grant Thornton LLP has served as our independent registered public accounting firm since 1990. A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will be able to make a statement if the representative desires to do so and will be available to respond to appropriate questions. Consistent with our Audit Committee Charter, the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC and The NASDAQ Stock Market, the ratification of the appointment of an independent registered public accounting firm by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent registered public accounting firm.

Audit and Non-audit Fees. The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of our consolidated financial statements for the fiscal years ended March 31, 2015 and 2014 and fees billed for other services provided by Grant Thornton LLP during the fiscal years ended March 31, 2015 and 2014:

	2015	2014
Audit Fees(1)	$638,000	$586,000
Tax Fees(2)	337,000	298,000

Total	$975,000	$884,000

(1)	Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Consists of fees and expenses for services related to tax compliance, tax advice, tax planning and miscellaneous tax projects.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2015 and 2014.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of four independent directors and operates under a written charter adopted by the Board, which can be viewed on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link). Management is responsible for our consolidated financial statements and financial reporting process, including systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton LLP’s evaluation of our internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under applicable standards, including Auditing Standard No. 16. Our independent registered public accounting firm also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees indicated above and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2015 filed with the SEC.

Submitted by the Audit Committee

of the Board

Susan E. Lester (Chair)	Tony J. Christianson	D. Christian Koch	Joseph F. Puishys

OTHER MATTERS

Shareholder Proposals

The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Our annual meeting of shareholders for the fiscal year ending March 31, 2016 is expected to be held on or about August 4, 2016 and proxy materials in connection with that meeting are expected to be mailed on or about June 17, 2016. Shareholder proposals prepared in accordance with the proxy rules for inclusion in the proxy statement must be received by us on or before February 20, 2016. In addition, if we receive notice of a separate shareholder proposal before April 8, 2016 or after May 8, 2016, such proposal will be considered untimely pursuant to our Bylaws and Rule 14a-4(c)(1) under the Exchange Act of 1934, and the Proxy Agents may exercise discretionary voting power with respect to such proposal.

Shareholders desiring to recommend a director nominee to the Board, or to separately propose a director candidate, should review the procedures described under “Corporate Governance—Identifying New Director Nominees.”

Important Notice Regarding Delivery of Documents to Shareholders Sharing an Address

Securities and Exchange Commission rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also request prompt delivery of a copy of the proxy statement and annual report by contacting our Secretary at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441, or by calling the Company at (763) 354-1800.

Annual Report

Our Annual Report for the past fiscal year is enclosed herewith and contains our financial statements for the fiscal year ended March 31, 2015. A copy of Form 10-K, the Annual Report filed by us with the SEC, will be furnished without charge to any shareholder who requests it in writing from us, at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441.

The Board knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the Proxy Agents intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Christopher T. Metz, President, Chief Executive Officer and Director

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/acat
Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 5, 2015.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 5, 2015.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR Each Nominee in Item 1 and FOR Item 2.

1.	Election of directors:	01 Kim A. Brink 02 Joseph F. Puishys	☐ For ☐ Against ☐ For ☐ Against	☐ Abstain ☐ Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current fiscal year.		☐ For ☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE RECOMMENDATIONS OF THE BOARD ON EACH PROPOSAL AND, IN THE DISCRETION OF THE NAMED PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 6, 2015

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc. 505 Highway 169 North, Suite 1000 Plymouth, MN 55441	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on August 6, 2015 or any postponements or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Christopher T. Metz and D. Christian Koch as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting of Shareholders or any postponements or adjournments thereof.

See reverse for voting instructions.